EXHIBIT 21.1

                          SUBSIDIARIES OF MERILUS, INC.
                          -----------------------------

613636 British Columbia, Inc., incorporated in the Province of British Columbia, Canada on September 6, 2000.

Merilus Technologies, Inc., incorporated in the Province of British Columbia, Canada on November 4, 1997.